SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):April 15, 2011

CHINA VOICE HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-53366	16-1680725
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

4359 Lindbergh Drive, Addison, Texas 75001

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (561) 394-2482

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Item 3.02.  Unregistered Sales of Equity Securities.

On April 15, 2011, Registrant entered into a Stock Purchase Agreement (“Agreement”) to acquire all of the outstanding stock of NTELEC Networks LLC (“NNL”), a U.S. VOIP Communications and services company located in Dallas, Texas. The Agreement has an effective date of October 1, 2010.

Under the Agreement, Registrant will purchase NNL for a total consideration of 60,000,000 shares of Registrant’s common stock plus Registrant’s note payable for $500,000, secured by stock of NNL.

Item 5.02. Departure of Certain Officers and Directors; Election of Directors; Appointment of Principal Officers

As the result of the Stock Purchase Agreement entered into on April 15, 2011, the Registrant has accepted the resignations of Bill Burbank, as Chief Executive Officer and Director, and D. Ronald Allen, as Chief Financial Officer. The resignations are effective as of close of business on April 15, 2011.

Pursuant to the Agreement, Don Preston, the President of NNL, will become the Chief Executive Officer and a Director of the Registrant effective April 15, 2011.  In addition, Tracy Hughes, CPA, MBA will become the Chief Financial Officer.

Item 7.01. Regulation FD Disclosure.

On April 21, 2011, Registrant issued a press release announcing the transactions described above. Such press release is contained in Exhibit 99.1 hereto, which is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01. Financial Exhibits, Pro Forma Financial Information and Exhibits.

Exhibit 2.1 – Stock Purchase Agreement

Exhibit 99.1 – Press Release

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA VOICE HOLDING CORP.

By:/s/ Don Preston

Don Preston, CEO

Dated: April 21, 2011

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